Third Quarter Report - 2015

Dear Fellow Shareholders:

This quarter’s shareholder letter is of particular significance as we share our year-to-date financial performance and welcome our new shareholders from the acquisition of SBM Financial, Inc. (‘‘SBM’’), the parent company of The Bank of Maine. Since the March 30th announcement to merge SBM into Camden National Corporation, we have seen how both organizations complement each other and have discovered new and exciting strategies to leverage the strength of the combined organization.
The closing of the transaction on October 16th is just the beginning of our new future. Literally, as the ink dried on the merger documents, our teams were already putting into action the plans they had developed over the past several months, and on Monday, October 19th, the doors of 24 new banking centers opened under the Camden National Bank brand with our newly unveiled logo. In a matter of days, systems and people were transferred from The Bank of Maine’s platform to Camden National’s. This impacted 24 branch locations, 29 ATMs, 55,000 customers, and the computer systems to support all of those, as well as almost 200 additional employees. I am very proud of the hard work, comradery and team effort of all of our employees, and I am even more proud that many of the senior leaders of this effort were beginning their careers with Camden National just 14 years ago when I joined the Company. The bedrock of our capabilities lies with those employees who helped lead us through these changes and continue to grow with our Company.
Remarkably, most of the integration team members were also doing their ‘‘regular’’ jobs as well, which with other members of the Camden National team, contributed to strong financial results. Reported net income, which includes the financial impact of merger related costs for the first nine months of 2015, was

$19.3 million or $2.57 per diluted share, up 4% each from the same period a year ago. When excluding merger related expenses and one-time investment gains, year-to-date core operating earnings for 2015 were $20.5 million, or $2.74 per diluted share, each a 13% increase over the same period in 2014. Our core return on equity reached 10.86% for the first nine months of this year, driven by strong loan growth of 6% compared to a year ago. We have also reduced our loan loss provision due to strong asset quality metrics with lower non-performing assets and net charge-offs almost at half of the level for the same period last year.
During the third quarter of 2015, the investment firms of Keefe, Bruyette & Woods and Piper Jaffray initiated coverage of Camden National Corporation (NASDAQ: CAC) with an ‘‘Outperform’’ and an
‘‘Overweight’’ performance rating, respectively. The Company will also begin the practice of holding quarterly investor conference calls following our earnings release and has engaged an outside investor relations consultant. These activities reflect the growth of Camden National’s shareholder base and the commitment to share the Camden National story. Also during the quarter, the Board of Directors approved a quarterly dividend of $0.30 per common share for shareholders of record on October 19, 2015.
As we enter this new and exciting chapter of our
140-year history, the support of our shareholders is deeply appreciated.
Sincerely,

Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Earnings and Dividends
Net interest income	$20,012	$19,369	$60,081	$57,020
Provision for credit losses	279	539	979	1,675
Non-interest income	6,561	5,954	19,018	18,150
Non-interest expense	16,711	15,179	49,669	46,096
Income before taxes	9,583	9,605	28,451	27,399
Income taxes	3,127	3,154	9,191	8,917
Net income	$6,456	$6,451	$19,260	$18,482
Core operating earnings	$6,951	$6,451	$20,523	$18,189
Diluted earnings per share	0.86	0.86	2.57	2.46
Core diluted earnings per share	0.93	0.86	2.74	2.42
Cash dividends declared per share	0.30	0.27	0.90	0.81
Performance Ratios
Core return on average equity	10.76%	10.70%	10.86%	10.37%
Core return on average assets	0.97%	0.94%	0.97%	0.91%
Net interest margin	3.08%	3.10%	3.12%	3.10%
Efficiency ratio	58.94%	59.18%	59.80%	61.01%
Balance sheet (end of period)
Investments			$820,052	$803,675
Loans and loans held for sale			1,831,033	1,726,227
Allowance for loan losses			21,132	21,585
Total assets			2,871,798	2,741,989
Deposits			2,008,177	1,928,543
Borrowings			563,905	541,227
Shareholders' equity			259,403	239,912
Book Value per Share and Capital Ratios
Book value per share			$34.80	$32.33
Tangible book value per share			28.45	25.80
Tier I leverage capital ratio			9.41%	9.15%
Total risk-based capital ratio			14.76%	15.14%
Asset Quality
Allowance for loan losses to total loans			1.15%	1.25%
Net charge-offs to average loans			0.07%	0.13%
Non-performing loans to total loans			0.83%	1.35%
Non-performing assets to total assets			0.54%	0.90%

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.

Forward Looking Statements. Certain statements in this document that are not statements of historical fact may be considered forward-looking statements. For more information regarding factors that could cause actual results to differ materially from projected results, see Camden National’s Annual Report on Form 10-K for year ended December 31, 2014, as updated by other filings with the Securities and Exchange Commission (“SEC”).